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                                                                    EXHIBIT 23.1







                         CONSENT OF INDEPENDENT AUDITORS



We consent to the inclusion in this Registration Statement/Prospectus of First Shares Bancorp, Inc. on Form SB-2 of our report dated January 9, 2002, except for Note 17 with respect to the proposed public offering, as to which the date is March 27, 2002, on the consolidated financial statements of First Shares Bancorp, Inc. as of December 31, 2001 and 2000 and for each of the three years in the period ended December 31, 2001. We also consent to the reference to us under the heading of "experts" in the Prospectus, which is included in this Registration Statement.





                                          Crowe, Chizek and Company LLP


October 31, 2002
Indianapolis, Indiana